Filed Pursuant to Rule 424(b)(3)
File Number 333-129140
PROSPECTUS SUPPLEMENT NO. 4
to Prospectus declared
effective on October 31, 2005,
as supplemented on November 1, 2005, November 18, 2005 and December 30, 2005
(Registration No. 333-129140)
CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
     This Prospectus Supplement No. 4 supplements our Prospectus dated October 31, 2005, Prospectus Supplement No. 1 dated November 1, 2005, Prospectus Supplement No. 2 dated November 18, 2005 and Prospectus Supplement No. 3 dated December 30, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 4 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2 and Prospectus Supplement No. 3.
     This Prospectus Supplement includes the attached Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated January 5, 2006 and the attached Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated January 10, 2006, as filed by us with the Securities and Exchange Commission.
     Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “CYKN.”
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus Supplement is January 17, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2006

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

(508) 549-9981
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
On March 31, 2005, Cyberkinetics Neurotechnology Systems, Inc. (the “Registrant”) entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (the “Lender”). The Agreement provided for a revolving line of credit in an amount up to $3 million (the “Line”). Borrowings under the Line bore interest at the prime rate plus 3%. Interest on the Line was payable monthly with the principal amount of all borrowings under the Agreement due on March 30, 2006. Under the terms of the Agreement, the Registrant granted the Lender a first priority security interest in all properties, rights and other assets of the Registrant, excluding intellectual property.
On January 5, 2006, the Registrant paid all amounts due and owing under the Agreement and terminated the Agreement. Effective immediately upon the termination of the Agreement, all security interests and other liens held by the Lender in all properties, rights and other assets of the Registrant were discharged.
On December 27, 2005, the Registrant entered into a Loan and Master Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation. The Loan Agreement provides for borrowings in an amount up to $6 million, of which $4 million is available immediately (“Tranche 1”) and the remaining $2 million is available upon the Registrant’s achievement of certain milestones, as more fully described in the Loan Agreement. Before the Registrant may borrow any funds under Tranche 1, the Registrant must have paid all amounts outstanding and due under the Line and fully satisfy and discharge any liens, claims and encumbrances on the Registrant’s property and intellectual property arising from the Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.
Date: January 10, 2006	By:	/s/ Timothy R. Surgenor
Timothy R. Surgenor
President and Chief Executive Officer (Duly Authorized Officer)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2006
CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)
(508) 549-9981
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 27, 2005, Cyberkinetics Neurotechnology Systems, Inc. (the “Registrant”) entered into a Loan and Master Security Agreement (the “Agreement”) with General Electric Capital Corporation (the “Lender”). The Agreement provides for borrowings in an amount up to $6 million, of which $4 million is available immediately (“Tranche 1”) and the remaining $2 million is available upon the Registrant’s achievement of certain milestones, as more fully described in the Agreement. On March 31, 2005, the Registrant entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). The Loan Agreement provided for a revolving line of credit in an amount up to $3 million (the “Line”). As a condition to borrowing any funds under Tranche 1, the Registrant must first have paid all amounts outstanding and due under the Line and fully satisfied and discharged all liens, claims and encumbrances on the Registrant’s property and intellectual property arising from the Loan Agreement. On January 5, 2006, the Registrant paid all amounts due and owing under the Loan Agreement and all security interests and other liens held by SVB in all properties, rights and other assets of the Registrant were discharged.
On January 10, 2006, the Registrant borrowed $4 million under Tranche 1 (the “Borrowings”). In connection with the Borrowings, the Registrant issued to the Lender a Promissory Note for $4 million (the “Note”). The Note bears interest at 10.72% annually and is payable as interest only for six months; thereafter, it is payable in thirty equal monthly payments of principal plus interest at 3.814704%. If the Registrant fails to pay any obligation when due under the Note, the Lender may declare that all Borrowings are immediately due and payable.
In connection with the execution of the Note, the Registrant issued to the Lender a warrant (the “Warrant”) to purchase 55,944 shares of the Registrant’s common stock at an exercise price of $1.79 per share. The Warrant will expire 10 years from the date of issuance.
A copy of the Note and the Warrant are filed with this Current Report as Exhibit 10.1 and 10.2.
Additional information regarding the terms of the Agreement was disclosed by the Registrant in its Current Report on Form 8-K filed on December 27, 2005 and is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits:

Exhibit
Number	Description

10.1	Promissory Note by and between the Registrant and the Lender

10.2	Warrant by and between the Registrant and the Lender

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.
Date: January 13, 2006	By:	/s/ Timothy R. Surgenor
Timothy R. Surgenor
President and Chief Executive Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Promissory Note by and between the Registrant and the Lender

10.2	Warrant by and between the Registrant and the Lender

Exhibit 10.1
4172545-001
*LOAN5404*
PROMISSORY NOTE
January 10, 2006
(Date)
FOR VALUE RECEIVED, Cyberkinetics Neurotechnology Systems, Inc. a corporation located at the address stated below (“Maker”) promises, jointly and severally if more than one, to pay to the order of General Electric Capital Corporation or any subsequent holder hereof (each, a “Payee”) at its office located at 83 Wooster Heights Road , Danbury, CT 06810 or at such other place as Payee or the holder hereof may designate, the principal sum of Four Million Dollars ($4,000,000.00), with interest on the unpaid principal balance, from the date hereof through and including the dates of payment, at a fixed interest rate of Ten and Seventy Two Hundredths percent (10.72%) per annum, to be paid in lawful money of the United States, in Thirty-Six (36) consecutive monthly installments of principal and interest as follows:

Periodic
Installment	Amount

Six (6)	$35,733.19 (Interest Only)
Twenty-Nine (29)	$152,588.15 (Principal & Interest)
each (“Periodic Installment”) and a final installment which shall be in the amount of the total outstanding principal and interest. The first Periodic Installment shall be due and payable on March 1, 2006 and the following Periodic Installments and the final installment shall be due and payable on the same day of each succeeding month (each, a “Payment Date”). Such installments have been calculated on the basis of a 360 day year of twelve 30-day months. Each payment may, at the option of the Payee, be calculated and applied on an assumption that such payment would be made on its due date.
The acceptance by Payee of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Payee’s right to receive payment in full at such time or at any prior or subsequent time.
The Maker hereby expressly authorizes the Payee to insert the date value is actually given in the blank space on the face hereof and on all related documents pertaining hereto.
This Note may be secured by a security agreement, chattel mortgage, pledge agreement or like instrument (each of which is hereinafter called a “Security Agreement”).
Time is of the essence hereof. If any installment or any other sum due under this Note or any Security Agreement is not received within ten (10) days after its due date (except if such delay is caused by Payee’s failure to automatically debit such payment from immediately available funds of Maker pursuant to the authorization provided by Maker to Payee, the Maker agrees to pay, in addition to the amount of each such installment or other sum, a late payment charge of five percent (5%) of the amount of said installment or other sum, but not exceeding any lawful maximum. If (i) Maker fails to make payment of any amount due hereunder within ten (10) days after the same becomes due and payable (except if such delay is caused by Payee’s failure to automatically debit such payment from immediately available funds of Maker pursuant to the authorization provided by Maker to Payee, and Maker fails to make such payment within ten (10) days following the date Maker receives notice of such delay); or (ii) Maker is in default under, or fails to perform under any term or condition contained in any Security Agreement, and Maker fails to cure such default or non-performance within ten (10) days after receipt of written notice of such default or non-performance from Payee then the entire principal sum remaining unpaid, together with all accrued interest thereon and any other sum payable under this Note or any Security Agreement, at the election of Payee, shall immediately become due and payable, with interest thereon at the lesser of eighteen percent (18%) per annum or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid (both before and after any judgment).
Notwithstanding anything to the contrary contained herein or in the Security Agreement, Maker may not prepay in full or in part any indebtedness hereunder without the express written consent of Payee in its sole discretion.
     It is the intention of the parties hereto to comply with the applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Note or any Security Agreement, in no event shall this Note or any Security Agreement require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Note or any Security Agreement, or if all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note or any Security Agreement on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Maker, at the option of the Payee, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note or any Security Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise by Payee in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Payee to receive a greater interest per annum rate than is presently allowed, the Maker agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America.
The Maker and all sureties, endorsers, guarantors or any others (each such person, other than the Maker, an “Obligor”) who may at any time become liable for the payment hereof jointly and severally consent hereby to any and all extensions of time, renewals, waivers or modifications of, and all substitutions or releases of, security or of any party primarily or secondarily liable on this Note or any Security Agreement or any term and provision of either, which may be made, granted or consented to by Payee, and agree that suit may be brought and maintained against any one or more of them, at the election of Payee without joinder of any other as a party thereto, and that Payee shall not be required first to foreclose, proceed against, or exhaust any security hereof in order to enforce payment of this Note. The Maker and each Obligor hereby waives presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agrees to pay (if permitted by law) all expenses incurred in collection, including Payee’s actual attorneys’ fees.
THE MAKER HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS NOTE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN MAKER AND PAYEE RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN MAKER AND PAYEE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.) THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
This Note and other Debt Documents constitute the entire agreement of the Maker and Payee with respect to the subject matter hereof and supercedes all prior understandings, agreements and representations, express or implied.
No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of Maker and Payee. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

Any provision in this Note or any of the other Debt Documents which is in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

Cyberkinetics Neurotechnology Systems, Inc.

By: /s/ Timothy R. Surgenor

(Witness)
Name: Timothy R. Surgenor

(Print name)
Title: President and CEO

(Address)

Federal Tax ID #: 13-4287300

Address: 100 Foxborough Blvd., Suite 240, Foxborough, MA 02035

Exhibit 10.2

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.
WARRANT TO PURCHASE 55,944 SHARES OF COMMON STOCK
January 10, 2006
THIS CERTIFIES THAT, for value received, General Electric Capital Corporation (“Holder”) is entitled to subscribe for and purchase Fifty Five Thousand Nine Hundred and Forty Four (55,944) shares of the fully paid and nonassessable Common Stock (the “Shares” or the “Stock”) of Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation (the “Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth.
1. Warrant Price. The Warrant Price shall be One dollar and 79/100 dollars ($1.79) per share, subject to adjustment as provided in Section 7 below.
2. Conditions to Exercise. The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the date hereof and ending at 5:00 P.M. Eastern time on the tenth anniversary of the date of this Warrant.
3. Method of Exercise; Payment; Issuance of Shares; Issuance of New Warrant.
(a) Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal office of the Company (as set forth in Section 18 below) and by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, the Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 30 days after exercise of the Warrant and at the Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to the Holder hereof within 30 days after exercise of the Warrant.
(b) Net Issue Exercise. Holder may also elect to receive shares equal to the value of this Warrant (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the

Company shall issue to Holder the number of shares of the Company’s Common Stock computed using the following formula:
X = Y (A-B)
               A
Where X = the number of shares of Stock to be issued to Holder.
Y = the number of shares of Stock purchasable under this Warrant (at the date of such calculation).
A = the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation).
B = Warrant Price (as adjusted to the date of such calculation).
(c) Fair Market Value. For purposes of this Section 3, Fair Market Value of one share of the Company’s Stock shall mean:
(i) In the event of an exercise in connection with an Initial Public Offering, the per share Fair Market Value for the Stock shall be the Offering Price at which the underwriters initially sell Common Stock to the public multiplied by the number of shares of Stock; or
(ii) The average of the closing bid and asked prices of Common Stock quoted in the Over-The-Counter Market Summary, the last reported sale price quoted on the Nasdaq National Market (“NNM”) or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the New York City Edition of the Wall Street Journal for the ten (10) trading days prior to the date of determination of Fair Market Value, multiplied by the number of shares of; or
(iii) In the event of an exercise in connection with a merger, acquisition or other consolidation in which the Company is not the surviving entity, the per share Fair Market Value for the Stock shall be the value to be received per share of Common Stock by all holders of the Common Stock in such transaction as determined by the Board of Directors; or
(iv) In any other instance, the per share Fair Market Value for the Stock shall be as determined in good faith by the Company’s Board of Directors. In the event of 3(c)(iii) or 3(c)(iv), above, the Company’s Board of Directors shall prepare a certificate, to be signed by an authorized officer of the Company, setting forth in reasonable detail the basis for and method of determination of the per share Fair Market Value of the Stock. The Board will also certify to the Holder that this per share Fair Market Value will be applicable to all holders of the Company’s Common Stock. Such certification must be made to Holder at least thirty (30) business days prior to the proposed effective date of the merger, consolidation, sale, or other triggering event as defined in 3(c)(iii) or 3(c)(iv).
(d) Automatic Exercise. To the extent this Warrant is not previously exercised, it shall be automatically exercised in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) immediately before its expiration, involuntary termination or cancellation.
4. Representations and Warranties of Holder and the Company
(a) Representations and Warranties by Holder. The Holder represents and warrants to the Company with respect to this purchase as follows:

(i) The Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.
(ii) Except for transfers to a Holder’s affiliates, the Holder is acquiring the Warrant and the Shares of Stock issuable upon exercise of the Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.
(iii) The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act.
(iv) The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
(v) The Holder has had an opportunity to discuss the Company’s business, management and financial affairs with its management and an opportunity to review the Company’s facilities. The Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material but were not necessarily a thorough or exhaustive description.
(b) Company hereby represents and warrants to Holder that, except as set forth in the schedule attached to this Warrant as Exhibit A (the “Disclosure Schedule”), the statements in the following paragraphs of this Section 4(b) are true and correct (a) as of the date hereof and (b) except where any such representation and warranty relates specifically to an earlier date, as of the date of any exercise of this Warrant.
          (i) Corporate Organization and Authority. Company (a) is a corporation duly organized, validly existing, and in good standing in its jurisdiction of incorporation, (b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in all jurisdictions where such qualification is required, except where the failure to qualify would not have a material adverse effect on the Company’s business.
          (ii) Corporate Power. Company has all requisite legal and corporate power and authority to execute, issue and deliver the Warrant, to issue the Common Stock issuable upon exercise or conversion of the Warrant, and to carry out and perform its obligations under the Warrant and any related agreements.
          (iii) Authorization; Enforceability. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of the Warrant and Stock issuable upon exercise of the Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable in accordance with its terms.
          (iv) Valid Issuance of Warrant and Common Stock. The Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Common Stock issuable upon conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Warrant and under applicable state and federal securities laws. Subject to applicable restrictions on transfer, the issuance and delivery of the Warrant and the Common Stock issuable upon conversion of the Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in Company’s Certificate of Incorporation or this Warrant. The offer, sale and issuance of the Warrant and Common Stock, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state security laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.
          (v) No Conflict with Other Instruments. The execution, delivery, and performance of this Warrant will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice (a) any provision of Company’s Certificate of Incorporation or by-laws; (b) any provision of any judgment, decree, or order to which Company is a party or by which it is bound or an event which results in the creation of any material lien, charge or encumbrance upon any material assets of Company; (c) any contract, obligation, or commitment to which Company is a party or by which it is bound; or (d) any statute, rule, or governmental regulation applicable to Company.
          (vi) Capitalization. As of recent date, the authorized capital stock of Company consists of 100,000,000 shares of Common Stock, $.001par value, of which 27,157,997 were issued and 25,897,997 were outstanding, and 50,000,000 shares of Preferred Stock, $.0001 par value, of which none were issued and outstanding. The outstanding shares have been duly authorized and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), are fully paid and nonassessable. Company has reserved 55,944 shares of Common Stock for issuance upon exercise of this Warrant. Except as set forth in Section 4(b) of the Disclosure Schedule, there are no outstanding warrants, options, conversion privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire or issue any equity securities or convertible Securities of Company, nor has the issuance of any of the aforesaid rights to acquire securities of Company been authorized.
          (vii) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Company is required in connection with the offer, sale or issuance of the Warrant (and the Stock issuable upon the exercise of this Warrant), or the consummation of any other transaction contemplated hereby, except for the following: (a) the filing of a notice on Form D under the Act and b) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefore. The offer, sale and issuance of the Warrant and the shares of Stock in conformity with the terms of this Warrant are exempt from the registration requirements of the Act and any applicable state laws.
5. Legends.
(a) Each certificate representing the Securities shall be endorsed with the following legend:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR (IF REASONABLY REQUIRED BY THE COMPANY) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.
The Company need not enter into its stock records a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to allow the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.
(b) Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and the Company shall issue a certificate without such legend to the Holder of the Securities if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) the Holder provides to the Company an opinion of counsel for the Holder reasonably satisfactory to the Company, a no-action letter or interpretive opinion of the staff of the SEC reasonably satisfactory to the Company, or other evidence reasonably satisfactory to the Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.
6. Condition of Transfer or Exercise of Warrant. It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, the Holder shall provide the Company with a representation in writing that the Holder or transferee is acquiring this Warrant and the shares of Stock to be issued upon exercise for investment purposes only and not with a view to any sale or distribution, or will provide the Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the shares of Stock issuable upon exercise of this Warrant, other than a transfer registered under the Act, the Company may request a legal opinion, in form and substance satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder. Each certificate evidencing the shares issued upon exercise of the Warrant or upon any transfer of the shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall, at the Company’s option, if the Shares are not freely saleable under Rule 144(k) under the Act, contain a legend in form and substance satisfactory to the Company and its counsel, restricting the transfer of the shares to sales or other dispositions exempt from the requirements of the Act. As further condition to each transfer, at the request of the Company, the Holder shall surrender this Warrant to the Company and the transferee shall receive and accept a Warrant, of like tenor and date, executed by the Company.
Holder shall not have any right to transfer any portion of this Warrant to: (A) any person or entity organized or domiciled outside the United States; (B) any person or entity with a primary business activity involving the life sciences or the research, development or sale of pharmaceutical or medical device products; or (C) any person or entity whose primary business purpose is the buy-out or acquisition of operating companies.
7. Adjustment for Certain Events. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
     (a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a Holder of the number of shares of Stock then purchasable under this Warrant, or in the case of such a merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of the Holder, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Stock purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers and transfers.
     (b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.
     (c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Common Stock payable in Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Common Stock (except any distribution specifically provided for in Sections 7(a) and 7(b)), then, in each such case, provision shall be made by the Company such that the Holder of this Warrant shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the Holder of the Common Stock as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.
     (d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.
8. Notice of Adjustments. Whenever any Warrant Price or the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section7 hereof, the Company shall prepare a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number or kind of shares issuable upon exercise of the Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to the Holder of this Warrant as set forth in Section 17 hereof.
9. Transferability of Warrant. This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with Section 6 and applicable federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of the Company.
10. Registration Rights. If at any time the Company determines to register under the Securities Act of 1933, as amended, (including pursuant to a demand of any security holder of the Company exercising registration rights), any of its Common Stock (except securities to be issued solely in connection with any acquisition of any entity or business, shares issuable solely upon exercise of stock options, shares issuable solely pursuant to employee benefit plans or shares to be registered on any registration form that does not permit secondary sales), it must give Holder written notice of such determination at least 30 days prior to each such filing. If, within 15 days after receipt of such notice, Holder so requests in writing, the Company must include in such registration statement (to the extent permitted by applicable regulation) all or any part of Holder’s warrants and shares of Common Stock (or other securities representing Common Stock)

purchasable or purchased from time to time under Holder’s warrants (collectively “Registrable Securities”) that Holder requests to be registered. Any Registrable Securities that are included in any underwritten offering under this Section 10 will be sold upon such terms as the managing underwriters reasonably request, which may include without limitation a cutback in the Registrable Securities to be registered. If Holder disapproves of the terms of such underwriting, Holder may elect to withdraw from such underwriting by written notice to the Company and the underwriter.
11. No Fractional Shares. No fractional share of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.
12. Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.
13. No Shareholder Rights Until Exercise. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.
14. Registry of Warrant. The Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
15. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.
16. Miscellaneous.
(a) Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.
(b) Successors. This Warrant shall be binding upon any successors or assigns of the Company.
(c) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.
(d) Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(e) Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the Commonwealth of Massachusetts, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.
(f) Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Warrant or the Shares.
(g) Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.
17. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereof against impairment.
18. Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt required, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as the Company or the Holder hereof shall have furnished to the other party.

If to the Company:	Cyberkinetics Neurotechnology Systems, Inc. 100 Foxborough Blvd., Suite 240 Foxborough, MA 02035 Attn: Chief Financial Officer

If to the Holder:	General Electric Capital Corporation 83 Wooster Heights Road Danbury, CT 06810 Attn: Stephen Festa, Credit Manager Phone: (203) 205-5215

     IN WITNESS WHEREOF, Cyberkinetics Neurotechnology Systems, Inc. has caused this Warrant to be executed by its officers thereunto duly authorized.
Dated as of January 10, 2006.

By:	/s/ Timothy R. Surgenor
	Name:	Timothy R. Surgenor
	Title:	President and Chief Executive Officer